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EXHIBIT 12

                           Omnicare, Inc.
         Computation of Ratio of Earnings to Fixed Charges
                           (in thousands)

                                                              For the years ended December 31,
                                                     2000           1999         1998         1997      1996
                                                -----------------------------------------------------------------
Income before Income Taxes(1)                   $    77,523    $    91,671   $  135,866   $  95,933  $ 72,276
Add:
   Interest Expense                                  52,974         44,439       22,727       6,505     4,112
   Amortization of Debt Expense                       2,100          1,727          884          51       220
   Interest Portion of Rent Expense                   9,300          8,436        6,838       4,448     3,270
                                                ------------   ------------  -----------  ---------- ---------

        Income, as Adjusted                     $   141,897    $   146,273   $  166,315   $ 106,937  $ 79,878
                                                ============   ============  ===========  ========== =========

Fixed Charges
   Interest Expense                             $    52,974    $    44,439   $   22,727   $   6,505  $  4,112
   Amortization of Debt Expense                       2,100          1,727          884          51       220
   Capitalized Interest                                   -          1,688          976         744       386
   Interest Portion of Rent Expense                   9,300          8,436        6,838       4,448     3,270
                                                ------------   ------------  -----------  ---------- ---------

        Fixed Charges                           $    64,374    $    56,290   $   31,425   $  11,748  $  7,988
                                                ============   ============  ===========  ========== =========

Ratio of Earnings to Fixed Charges(2)                   2.2x           2.6x         5.3x        9.1x     10.0x
                                                ============   ============  ===========  ========== =========

(1) Includes certain special items such as restructuring and other related charges, pooling-of-interests acquisition expenses and other expenses. See the Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for a further description of these special items.

(2) The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges (excluding capitalized interest expense) by fixed charges. Fixed charges consist of interest expense on debt (including capitalized interest) and one-third (the proportion deemed representative of the interest portion) of rent expense.